SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


Date of report (Date of earliest event reported)         November 24, 1997




                   HOME PRODUCTS INTERNATIONAL, INC.
         (Exact name of Registrant as specified in its Charter)


     Delaware                   0-17237                   36-4147027
     State of          (Commission file number)       I.R.S. Employer
   Incorporation                                      Identification No.)





      4501 West 47th Street                                 60632
        Chicago, Illinois                                (Zip Code)
(Address of principal executive offices)





                            (Not Applicable)

     (Former name or former address, if changed since last report)

ITEM  5.  OTHER EVENTS

     On November 11, 1997, Home Products International, Inc. ("the Company") announced it has signed a definitive agreement to acquire Seymour Housewares Corporation ("Seymour") from Chase Capital Partners ("Chase"), a private investment firm. The acquisition is scheduled to be completed by year-end 1997.

The estimated acquisition price of $100 million is expected to be financed with a combination of cash and Company stock. Chase will receive shares resulting in an ownership position of slightly less than 20% of the Company, inclusive of the shares to be issued. The valuation of the shares to be received by Chase has been set at $13.50 per share.

Seymour is a highly leveraged entity as a result of its prior sale by Lear Siegler, Inc. in 1993 and Seymour's 1994 purchase of Magla, a competitor in the ironing pad and cover market. Current debt totals approximately $70 million. After the acquisition, the Company's debt as a percent of total capitalization will be 65%-70% as compared to about 50% at present. Initial discussions with GE Capital, the Company's current lender, indicate a willingness to finance the cash portion of the purchase price and the pay off of Seymour's existing debt via a combination of senior and subordinated debt. The subordinated debt is expected to be less than 10% of the total financing. Interest rates and covenants are expected to be substantially the same as the Company currently has in place.

By year end 1997, Seymour will have completed a restructuring of its business resulting in a reduction of stock keeping units, the closing of one manufacturing location and the consolidation of its manufacturing and customer service facilities. This restructuring is expected to contribute significantly to 1998 and future earnings. It is anticipated that the Seymour acquisition will add $.01-.05 to earnings per share in 1998 after taking into account the shares to be issued, the resulting goodwill amortization and the cost of the acquisition financing. Although no synergies or economies are factored into this accretion, management believes that certain cost efficiencies may be realized. Management believes that operating margins for the Company will be slightly enhanced as a result of the acquisition.

The acquisition of Seymour is consistent with the Company's strategy of growth through acquisition of companies who sell similar products in the Company's existing channels of distribution or enable the Company to enter new product categories more rapidly. Wal*Mart/Sam's Club, Kmart and Target are all significant customers of both the Company and Seymour. On a pro forma basis, sales to these three customers would have exceeded 35% of consolidated sales in 1996.

In addition to the strategic benefits related to vendor consolidation, the acquisition allows the Company to reduce the significance of cost swings of its primary raw material, plastic resin. At present, plastic resin accounts for about 24% of sales. Because Seymour's products are largely metal and cotton based, plastic resin as a percent of the Company's consolidated sales will decline to under 15%.

     This report on Form 8-K contains forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: (i) the anticipated effect of the Seymour Acquisition on the Company's sales and earnings including the Company's ability to complete the transaction; (ii) the impact of the level of the Company's indebtedness; (iii) restrictive covenants contained in the Company's various debt documents; (iv) general economic conditions and conditions in the retail environment;
(v) the Company's dependence on a few large customers; (vi) price fluctuations in the raw materials used by the Company, particularly plastic resin; (vii) competitive conditions in the Company's markets;
(viii) the seasonal nature of the Company's business; (ix) the Company's ability to execute its acquisition strategy; (x) fluctuations in the stock market; (xi) the extent to which the Company is able to retain and attract key personnel; (xii) relationships with retailers; and (xiii) the impact of federal, state and local environmental requirements (including the impact of current or future environmental claims against the Company). The Company's operating results may fluctuate. especially when measured on a quarterly basis. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the factors which affect the Company's business, in this report, as well as the Company's periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     c)   Exhibits

     Exhibit No.

       99.     Press Release dated November 11, 1997

                               SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                    HOME PRODUCTS INTERNATIONAL, INC.



                   By:    /s/  James R. Tennant
                               James R. Tennant
                               Chairman of the Board
                               and Chief Executive Officer


Date:  November 24, 1997

                                                               EXHIBIT 99

                       Home Products International
               to Acquire Seymour Housewares Corporation

       Adds $94 million, market-leading laundry care supplier to growing portfolio of housewares companies

     Chicago, November 11, 1997 - Home Products International, Inc. (Nasdaq: HPII), a diversified housewares products company, today announced it has signed a definitive agreement to acquire Seymour Housewares Corporation from Chase Capital Partners, a private investment firm. Sales for Seymour Housewares - based in Seymour, Indiana -- totaled $94 million in fiscal 1997. Management estimates the addition of Seymour to the existing HPI portfolio of companies will result in combined revenues exceeding $240 million in 1998.

Based on the anticipated contribution of the Seymour operations, HPI management expects the transaction to be slightly accretive to earnings
per share in 1998.   While the terms of the acquisition were not
disclosed, HPI announced the transaction is a combination of cash, stock and assumption of debt. The acquisition is scheduled to be completed by year-end 1997.

Seymour Housewares is the leading supplier of laundry management products in the United States, with No.1 share in both the ironing table and ironing pad categories. It will join the HPI family of subsidiaries as a stand-alone subsidiary. Existing HPI companies include Tamor Corp. (a leading supplier of storage containers and closet organization products) and Selfix, Inc. (a leading supplier of bath/ shower organization products and juvenile storage containers.) All three subsidiaries operate in the mass market, frequently supplying full programs to the same departments of top national and regional chains. Home Products International also owns Shutters, Inc., a manufacturer and marketer of decorative exterior plastic shutters.

In announcing the agreement, James R. Tennant, chairman and chief executive officer of HPI, said, "When we acquired Tamor earlier this year, we announced our intention to lead a consolidation in our industry by assembling synergistic companies with market-leading positions in the mass market channel. The addition of Seymour to our portfolio of companies reaffirms our commitment to this consolidation strategy, and illustrates our ability to attract quality brand companies."

Tennant further outlined synergies of the acquisition to Home Products International. "Tamor and Selfix primarily offer plastic injection-molded products, and as a result, HPI was `resin-intensive.' The addition of Seymour provides significant material diversification, and reduces our exposure to resin price volatility by 50 percent. Most importantly, Seymour is a great brand - synonymous with ironing tables for over 50 years. Seymour dominates its categories because it offers quality products of value, and provides outstanding service to retail partners."

HPI also announced that Stephen R. Brian, 49, will continue as president and chief executive officer of Seymour Housewares. Brian is an 18-year veteran of General Electric, and also held senior management positions at Hamilton Beach and Sunbeam prior to coming to Seymour in 1995. "Stephen Brian is an experienced housewares executive; he and his team have Seymour operating at a high performance level," said Tennant.
" Steve will continue to manage day-to-day operations, and we are delighted to have all the dedicated associates of Seymour in the HPI family."

Commenting on the transaction, Stephen Brian said, "With our dominant share position in the home laundry category, Seymour Housewares is a very logical and complimentary partner with Home Products International, Inc. The product line diversification provided by the combined companies will strengthen our distribution and offer new benefits to our retail partners. Our approach to the market, commitment to our customers, and view of the future are very much in sync. We are excited about the opportunities that lie ahead."

Seymour Housewares Corporation operates three manufacturing facilities in Seymour, Indiana, and a fourth in Reynosa, Mexico. HPI's existing operating companies have manufacturing facilities in Chicago and Hebron, Illinois; Leominster, Massachusetts; Louisiana, Missouri; and
Thomasville, Georgia.

Home Products International, Inc. is listed on the Nasdaq National Market System; under the ticker symbol HPII.

The statements regarding the expected completion of the Seymour acquisition and its anticipated effect on Home Products International's sales are "forward looking statements" and actual results may differ materially from those anticipated for a number of reasons. There can be no assurance that the Seymour acquisition will be consummated or that, if consummated, there will not be unanticipated problems. In addition, HPI's future financial performance will depend on a number of factors beyond its control including increased competition, changes in demand for its products and fluctuations in the market. Risk factors and cautionary statements that could cause actual results to differ are contained in the Company's SEC filings.